Exhibit 99.1
January 29, 2013 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 4th Quarter and Fiscal Year Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended December 31, 2012, of $1,604,000, an increase of 17.9 percent from the $1,361,000 earned for the fourth quarter of 2011.   Earnings per share for the fourth quarter of 2012 were $.40, up 17.6 percent from the prior year fourth quarter.  For the year ended December 31, 2012, net income totaled $7,052,000, a 20.9 percent increase from net income of $5,835,000 for the year ended December 31, 2011.  Earnings per share were $1.75 for 2012 versus $1.46 for 2011, an increase of 19.9 percent.  Return on average assets and return on average equity were .86 percent and 9.53 percent, respectively, for the year ended 2012, compared to .68 percent and 8.35 percent, respectively, for the same period in the prior year.

“Our fourth quarter capped off a remarkable year that saw earnings reach a level only surpassed once in the Company’s 140 year history.  We are extremely proud of the effort put forth by our employees in the face of continued regulatory and economic challenges.  We embrace the opportunity to promote our ‘Community First’ mission in 2013 and beyond,” stated Thomas E. Wiseman, President and CEO.

For the fourth quarter of 2012, net interest income decreased $507,000, or 6.1 percent, from the same period last year.  For the year ended December 31, 2012, net interest income decreased $1,216,000, or 3.6 percent.  Contributing to the lower net interest income was the decline in average earning assets.  For the year ended December 31, 2012, average earning assets decreased $39 million, or 4.8 percent, from the same period last year, which occurred primarily in loans.  A portion of the decline in average loan balances was due to a targeted reduction in certain underperforming loans and loans with less than desirable interest rate characteristics, such as fixed-rate mortgages.  However, the Company’s net interest margin remains strong, and for the year ended December 31, 2012, the net interest margin increased to 4.29 percent, from 4.23 percent for the same period the prior year.  The improvement in net interest margin was attributable to a decrease in our funding costs aided by a continued composition shift to lower costing transaction accounts from certificates of deposit and increased tax refund deposits held in noninterest-bearing accounts.  Also impacting net interest income in 2012 was the decrease in loan fees associated with refund anticipation loans.  After the 2011 tax season, the Bank ceased funding refund anticipation loans as recommended by the FDIC.  As a result, refund anticipation loan fees earned in 2012 decreased $561,000 from the same period in 2011.

During the fourth quarter of 2012, a recovery of a loan previously charged-off was recorded totaling $1,250,000.  As a result of the net recoveries for the quarter and the corresponding benefit on historical loss factors utilized in estimating the allowance for loan losses, provision expense for the fourth quarter of 2012 decreased $1,481,000 from the prior year fourth quarter.  For the year ended December 31, 2012, management provided $1,583,000 to the allowance for loan losses, a decrease of $3,313,000 from the same period last year.  The decrease in provision expense was related to the significant decrease in net charge-offs.  For the year ended December 31, 2012 net charge-offs decreased $4,915,000 from the same period in 2011.  The elevated net charge-offs experienced in 2011 were associated with the deterioration of collateral values on select impaired loans.  The ratio of nonperforming loans to total loans was .71 percent at December 31, 2012 compared to 1.27% the prior quarter and .52 percent at December 31, 2011.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at December 31, 2012 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.24 percent of total loans at December 31, 2012, compared to 1.23 percent at December 31, 2011.

For the three months ended December 31, 2012, noninterest income totaled $1,356,000, an increase of $538,000 from 2011’s fourth quarter.  Noninterest income totaled $8,483,000 for the year ended December 31, 2012, as compared to $7,222,000 for the same period last year, an increase of $1,261,000, or 17.5 percent.  The increase in noninterest income was primarily related to a reduction in losses recognized on foreclosed property.  As a result, loss on other real estate owned for the fourth quarter of 2012 decreased $429,000 and for the year ended December 31, 2012, decreased $1,074,000 from their respective time periods in 2011.  Also contributing to higher noninterest income was the increase in interchange income and mortgage banking income.  By offering incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $313,000, or 22.6 percent, compared to 2011.  During 2012, the level of interest rates offered on fixed-rate mortgages by the secondary market has remained low and during certain periods experienced historical lows, leading to an increase in borrowers refinancing their mortgages.  As a result, mortgage banking income has increased $240,000, or 62.2 percent, from the year ended 2011.  Included in noninterest income is tax processing fees received from a tax software provider.  For the year ended December 31, 2012, tax processing fees totaled $2,289,000, a decrease of $270,000 from the same period the prior year.  For the 2012 tax season, the number of tax refund items processed has increased; however, the per item fee was reduced from the prior year leading to lower tax processing fees.  Although tax processing fees are down, management was pleased with the significant contribution from this revenue source, which accounted for nearly 27 percent of our year-to-date noninterest income.

For the three months ended December 31, 2012, noninterest expense totaled $8,290,000, an increase of $1,071,000 from the same period last year.  For the year ended December 31, 2012, noninterest expense totaled $29,741,000, an increase of $1,442,000, or 5.1 percent, from the same period last year.  Salaries and employee benefits, the Company’s largest noninterest expense, increased $768,000, or 4.6 percent, for the year ended 2012, as compared to the same period in 2011.  The increase was primarily related to retirement benefit costs, while salary expense was limited to an increase of $188,000, or 1.5 percent.  Also contributing to higher noninterest expense was the combined year-to-date increase of $917,000 related to donations, advertising, customer rewards for debit and credit card usage and a prepayment penalty associated with the extinguishment of above market FHLB advances.  Partially offsetting the increases above was a combined year-to-date decrease of $667,000 related to FDIC insurance premiums, foreclosure costs and furniture and equipment expense.  A portion of the increase in 2012 noninterest expense was associated with management electing to leverage the strong earnings by assuming a prepayment penalty to reduce interest expense in future years and to contribute more to the communities we serve by increasing donations.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Ohio Valley Bank’s Right Start Checking account was recently named one of the nation’s “Top 10 Student Checking Accounts at Community Banks” by NerdWallet.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained  in  this  earnings  release  which  are not  statements of historical fact  constitute  forward-looking  statements within the meaning of the  Private  Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
PER SHARE DATA
Earnings per share	$0.40	$0.34	$1.75	$1.46
Dividends per share	$0.42	$0.21	$1.09	$0.84
Book value per share	$18.66	$17.84	$18.66	$17.84
Dividend payout ratio (a)	105.60%	61.73%	62.29%	57.59%
Weighted average shares outstanding	4,034,425	4,005,529	4,030,322	4,001,435

PERFORMANCE RATIOS
Return on average equity	8.45%	7.61%	9.53%	8.35%
Return on average assets	0.81%	0.67%	0.86%	0.68%
Net interest margin (b)	4.25%	4.37%	4.29%	4.23%
Efficiency ratio (c)	89.16%	77.98%	71.50%	68.15%
Average earning assets (in 000's)	$743,057	$766,951	$772,579	$811,287

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$8,651	$9,863	$36,329	$41,263
Interest and dividends on securities	623	642	2,672	2,777
Total interest income	9,274	10,505	39,001	44,040
Interest expense:
Deposits	1,153	1,774	5,064	8,436
Borrowings	298	401	1,282	1,733
Total interest expense	1,451	2,175	6,346	10,169
Net interest income	7,823	8,330	32,655	33,871
Provision for loan losses	(1,440)	41	1,583	4,896
Noninterest income:
Service charges on deposit accounts	450	547	1,831	2,218
Trust fees	48	48	199	215
Income from bank owned life insurance
and annuity assets	190	180	782	725
Mortgage banking income	228	152	626	386
Electronic refund check / deposit fees	10	26	2,289	2,559
Debit / credit card interchange income	462	376	1,700	1,387
Gain (loss) of other real estate owned	(331)	(760)	(150)	(1,224)
Other	299	249	1,206	956
Total noninterest income	1,356	818	8,483	7,222
Noninterest expense:
Salaries and employee benefits	4,847	4,378	17,418	16,650
Occupancy	383	387	1,565	1,585
Furniture and equipment	244	299	954	1,143
FDIC insurance	126	236	755	1,029
Data processing	235	162	1,021	891
Foreclosed assets, net	202	564	446	650
Other	2,253	1,193	7,582	6,351
Total noninterest expense	8,290	7,219	29,741	28,299
Income before income taxes	2,329	1,888	9,814	7,898
Income taxes	725	527	2,762	2,063
NET INCOME	$1,604	$1,361	$7,052	$5,835

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31,
	2012	2011
ASSETS
Cash and noninterest-bearing deposits with banks	$10,617	$8,914
Interest-bearing deposits with banks	35,034	42,716
Total cash and cash equivalents	45,651	51,630
Securities available for sale	94,965	85,670
Securities held to maturity
(estimated fair value: 2012 - $24,152; 2011 - $22,847)	23,511	22,848
Federal Home Loan Bank stock	6,281	6,281
Total loans	558,288	598,308
Less: Allowance for loan losses	(6,905)	(7,344)
Net loans	551,383	590,964
Premises and equipment, net	8,680	9,216
Other real estate owned	3,667	4,256
Accrued interest receivable	2,057	2,872
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	25,145	23,097
Prepaid FDIC insurance	0	1,609
Other assets	5,865	4,467
Total assets	$768,472	$804,177

LIABILITIES
Noninterest-bearing deposits	$139,526	$138,143
Interest-bearing deposits	515,538	549,743
Total deposits	655,064	687,886
Other borrowed funds	14,285	20,296
Subordinated debentures	13,500	13,500
Accrued liabilities	9,803	10,652
Total liabilities	692,652	732,334

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2012 - 4,721,943 shares issued; 2011 - 4,686,295 shares issued)	4,722	4,686
Additional paid-in capital	34,109	33,473
Retained earnings	51,094	48,435
Accumulated other comprehensive income	1,607	961
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	75,820	71,843
Total liabilities and shareholders' equity	$768,472	$804,177